EXHIBIT 10.60
Equinix, Inc. 2000 Equity Incentive Plan
Global Notice of Restricted Stock Unit Award
(Non-U.S. Outside Director)
You have been granted the number of restricted stock units (“Restricted Stock Units”) indicated below by Equinix, Inc. (the “Company”) on the following terms:
Name:     John L. Hughes
Employee ID #:    DIR15
Restricted Stock Unit Award Details:
Date of Award:    February 25, 2016
Award Number:    RU9680
Restricted Stock Units:    4,874
Each Restricted Stock Unit represents the right to receive one share of the Common Stock of the Company, and any Dividend Equivalents thereon prior to settlement, subject to the terms and conditions contained in this Global Notice of Restricted Stock Unit Award and the Global Restricted Stock Unit Agreement (together, the “Agreement”). Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the 2000 Equity Incentive Plan (the “Plan”).
Vesting Schedule:
Vesting is dependent upon you remaining engaged as a non-executive director (a “NED Role”) of the Company or any of its subsidiaries or associated undertakings or any successor corporation (together, the “Group”) throughout the vesting period, except if your NED Role were to cease during the vesting period by reason of an Involuntary Reason (as defined below).
The Restricted Stock Units, and any Dividend Equivalents thereon, shall vest on 11 June 2018, subject to your continued engagement in a NED Role until such date (except where such engagement has ceased during the vesting period for an Involuntary Reason and this Global Notice of Restricted Stock Unit Award provides otherwise).
Cessation of the NED Role as a result of any of the following shall be an “Involuntary Reason”:

(a)	termination by the Board other than by reason of your misconduct which is sufficiently serious to allow the Company to immediately terminate your NED Role;

(b)
your resignation from the NED Role (i) in circumstances where the Company is in breach of an express or implied term of your appointment to the NED Role and such breach is sufficiently serious to justify you resigning in circumstances amounting to constructive dismissal, or (ii) in circumstances where you resign by reason of a material concern relating to the governance standards or procedures of the Group where your concern has been notified to the relevant board and has not, in your reasonable opinion, been satisfactorily addressed within a reasonable period; and

(c)	your death or resignation where, as a result of ill-health, you are no longer able to carry out the duties of your NED Role.
Where the NED Role ceases for an Involuntary Reason the Restricted Stock Units, and any Dividend Equivalents thereon, shall vest at the date of such cessation. The Restricted Stock Units, and any Dividend Equivalents thereon, will lapse upon the date that your engagement in the NED Role ceases, unless such cessation was for an Involuntary Reason.
If there is a Change in Control, the Restricted Stock Units, and any Dividend Equivalents thereon, will vest immediately (other than where the Change in Control relates to an internal reorganization of the Company, in which this Award will continue in force).
By signing below to accept this Award, you and the Company agree that the Restricted Stock Units, and any Dividend Equivalents thereon, are granted under and governed by the terms and conditions of the Plan and the Agreement.
You further agree that the Company may deliver by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.
By:_/s/ John L. Hughes_______________        By: /s/Stephen M. Smith
John L. Hughes                    Stephen M. Smith
CEO & President
Equinix, Inc.

Equinix, Inc. 2000 Equity Incentive Plan
Global Restricted Stock Unit Agreement
(Non-U.S. Outside Director)

Payment for Shares	No payment is required for the Restricted Stock Units, and any Dividend Equivalents thereon, you receive.

Vesting
The Restricted Stock Units, and any Dividend Equivalents thereon, that you are receiving will vest in a single installment, as stated in the Global Notice of Restricted Stock Unit Award.
No additional Restricted Stock Units, or any Dividend Equivalents thereon, vest after your NED Role has terminated, as determined in accordance with subsection (h) of the provision below entitled “No Retention Rights”, except where your engagement in a NED Role has terminated as a result of an Involuntary Reason as defined in the Global Notice of Restricted Stock Unit Award.

Dividend Equivalents
You will be credited with Dividend Equivalents equal to the dividends you would have received if you had been the record owner of the Common Stock underlying the Restricted Stock Units on each dividend record date on or after the Date of Award and through the date you receive a settlement pursuant to the provision below entitled “Settlement of Units” (the “Dividend Equivalent”). Dividend Equivalents shall be subject to the same terms and conditions as the Restricted Stock Units originally awarded pursuant to this Agreement, and they shall vest (or, if applicable, be forfeited) as if they had been granted at the same time as the original Restricted Stock Unit award. If a dividend on the Common Stock is payable wholly or partially in Common Stock, the Dividend Equivalent representing that portion shall be in the form of additional Restricted Stock Units, credited on a one-for-one basis. If a dividend on our Common Stock is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall be in the form of cash, which will be paid to you, without interest, as described below in the provision “Settlement of Units;” provided, however, that the Committee may, in its discretion, provide that the cash portion of any extraordinary distribution on the Common Stock shall be in the form of additional Restricted Stock Units. If a dividend on our Common Stock is payable wholly or partially in other than cash or Common Stock, the Committee may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances.

Settlement of Units
Each Restricted Stock Unit, and any Dividend Equivalents thereon, will be settled on the first Trading Day that occurs on or after the day when the Restricted Stock Unit vests. However, each Restricted Stock Unit, and any Dividend Equivalents thereon, must be settled not later than the March 15 of the calendar year after the calendar year in which the Restricted Stock Unit vests.
At the time of settlement, you will receive one share of the Company’s Common Stock for each vested Restricted Stock Unit (no fractional shares will be issued) and an amount of cash, without additional earnings and rounded to the nearest whole cent, equal to (i) any fractional shares and (ii) the cash portion of the accumulated Dividend Equivalents applicable to the vested Restricted Stock Units, less any Tax-Related Items withholding. Any cash may be distributed to you directly or may be used to offset the withholding due on Tax-Related Items at the time of the vesting/settlement of the Restricted Stock Units and any Dividend Equivalents thereon.

"Trading Day"
“Trading Day” means a day that satisfies each of the following requirements:
• The Nasdaq Global Market is open for trading on that day;
• You are permitted to sell shares of Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act;
• Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the U.S. Securities and Exchange Commission or (b) this Agreement continues to comply with the requirements of Rule 10b5-1(c)(1) of the Securities Exchange Act;
• Under the Company’s Insider Trading Policy, you are permitted to sell shares of Common Stock on that day; and
• You are not prohibited from selling shares of Common Stock on that day by a written agreement between you and the Company or a third party.

Change in Control	In the event of any Change in Control, the Restricted Stock Units, and any Dividend Equivalents thereon, will vest in accordance with the Global Notice of Restricted Stock Unit Award.

Forfeiture
If your engagement in a NED Role terminates for any reason, except for an Involuntary Reason as defined in the Global Notice of Restricted Stock Unit Award, then your Restricted Stock Units, and any Dividend Equivalents thereon, will be forfeited to the extent that they have not vested before the termination date (as determined in accordance with subsection (h) of the provision entitled “No Retention Rights” below) and do not vest as a result of the termination. This means that the Restricted Stock Units, and any Dividend Equivalents thereon, will immediately revert to the Company. You receive no payment for Restricted Stock Units, and any Dividend Equivalents thereon, that are forfeited. The Company determines when your engagement in a NED Role terminates for this purpose.

Section 409A
This provision applies only to the extent you are a U.S. taxpayer, and only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any Restricted Stock Units, and any Dividend Equivalents thereon, that otherwise would have been settled or paid during the first six months following your separation from service will instead be settled or paid on the first business day following the six-month anniversary of your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

Settlement / Stock Certificates
No shares of Common Stock shall be issued to you prior to the settlement date. At settlement, the Company shall promptly cause to be issued in book-entry form, registered in your name or in the name of your legal representatives or heirs, as the case may be, the number of shares of Common Stock representing your vested Restricted Stock Units. No fractional shares shall be issued.

Stockholder Rights
The Restricted Stock Units do not entitle you to any of the rights of a stockholder of the Company. Your rights, including rights to any Dividend Equivalents, shall remain forfeitable at all times prior to the date on which you vest in your Award. Upon settlement of the Restricted Stock Units into shares of Common Stock, you will obtain full voting and other rights as a stockholder of the Company.

Units Restricted	You may not sell, transfer, pledge or otherwise dispose of any Restricted Stock Units or rights under this Agreement other than by will or by the laws of descent and distribution.

Withholding Taxes
Regardless of any action the Company and its Subsidiary or Affiliate take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or its Subsidiary or Affiliate. You further acknowledge that the Company and/or the Subsidiary or Affiliate: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the award of the Restricted Stock Units, the vesting of the Restricted Stock Units, the issuance of shares of Common Stock in settlement of the Restricted Stock Units, the subsequent sale of shares acquired at vesting and the receipt of any Dividend Equivalents and dividends; and (b) do not commit to and are under no obligation to structure the terms of this Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In order for you to satisfy all Tax-Related Items, you authorize the Company and/or its Subsidiary or Affiliate, or their respective agents, at their discretion, to withhold all applicable Tax-Related Items by withholding from any cash Dividend Equivalents or from the proceeds of the sale of the shares of Common Stock issued upon the vesting of your Restricted Stock Units through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization). In addition to, in lieu of or in combination with the above withholding method, you authorize the Company and/or the Subsidiary or Affiliate, or their respective agents, at their discretion, to satisfy the Tax-Related Items by: (i) withholding from your fees or other cash amounts paid to you by the Company and/or the Subsidiary or Affiliate; or (ii) withholding in shares of Common Stock to be issued upon vesting of your Restricted Stock Units. With respect to subsection (ii) of this provision, this form of withholding must be authorized by the Committee to the extent that you are subject to Section 16 of the Exchange Act.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Company satisfies the obligation for Tax-Related Items by withholding a number of shares of Common Stock as described above, for tax purposes, you are deemed to have been issued the full number of shares subject to the award of Restricted Stock Units, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Finally, you must pay to the Company or the Subsidiary or Affiliate any amount of Tax-Related Items that the Company or the Subsidiary or Affiliate may be required to withhold or account for as a result of your award of Restricted Stock Units, vesting of the Restricted Stock Units, settlement of Dividend Equivalents or the issuance of shares of Common Stock in settlement of vested Restricted Stock Units that cannot be satisfied by the means previously described. The Company may refuse to deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock to you if you fail to comply with your obligations in connection with the Tax-Related Items.

Restrictions on Resale
You agree not to sell any shares of Common Stock you receive under this Agreement at a time when applicable laws, regulations, Company trading policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your engagement in a NED Role continues and for such period of time after the termination of such engagement as the Company may specify.

No Retention Rights
In accepting this Award, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, and any Dividend Equivalents thereon, or benefits in lieu of Restricted Stock Units, and any Dividend Equivalents thereon, even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) your participation in the Plan shall not create a right to further engagement with the Company and shall not interfere with the ability of the Company to terminate your NED Role at any time with or without cause; (f) the Award and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any subsidiary or affiliate of the Company; (g) in the event of cessation of your NED Role (whether or not in breach of local labor laws and whether or not later found to be invalid), except for an Involuntary Reason as defined in the Global Notice of RSU Award, your right to vest in the Restricted Stock Units, and any Dividend Equivalents thereon, under the Plan, if any, will terminate effective as of the date your NED Role ceases; (h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (i) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock; and (i) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
If you reside outside the U.S., the following additional provisions shall apply: (k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of your NED Role (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid) and in consideration of the Award (to which you are not otherwise entitled), you irrevocably agree never to institute any claim against the Company or the Subsidiary or Affiliate, waive your ability, if any, to bring any such claim and release the Company, the Subsidiary or Affiliate and any subsidiary of the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and (l) you acknowledge and agree that neither the Company, nor its Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units, and any Dividend Equivalents thereon, or of any amount due to you pursuant to the vesting of the Restricted Stock Units, and any Dividend Equivalents thereon, under the Plan or the subsequent sale of the shares of Common Stock acquired by you under the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Stock Units that will vest in any future installments will be adjusted accordingly, as provided for in the Plan.

Data Privacy Notice and Consent
You hereby voluntarily, explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Subsidiary or Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Morgan Stanley, E*TRADE, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, the Subsidiary or Affiliate, Morgan Stanley, E*TRADE and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company in writing. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan, but any refusal or withdrawal of consent will not have any adverse impact on your engagement in the NED Role by the Company. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company.

Insider Trading Restrictions / Market Abuse Laws
You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you are advised to speak to your personal legal advisor on this matter.

Foreign Asset / Account Reporting Requirements and Exchange Controls
Your country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends or Dividend Equivalents received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be invalid or otherwise enforceable, in whole or in part, the remaining provisions shall continue in effect.

Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by you.

Language
If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version, the English version will control, unless otherwise prescribed by local law.

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery.

Applicable Law
This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Delaware (except their choice of law provisions).
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, U.S.A. or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Restricted Stock Units, and any Dividend Equivalents thereon, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Stock Services Department.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THE GLOGAL NOTICE OF RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.